Exhibit 5.1

2001 ROSS AVENUE	ABU DHABI	HOUSTON
DALLAS, TEXAS	AUSTIN	LONDON
75201-2980	BEIJING	MOSCOW
	BRUSSELS	NEW YORK
TEL +1	DALLAS	PALO ALTO
214.953.6500	DUBAI	RIO DE JANEIRO
FAX +1	HONG KONG	RIYADH
214.953.6503		WASHINGTON
BakerBotts.com

January 19, 2016

EnLink Midstream, LLC

2501 Cedar Springs Rd.

Dallas, Texas  75201

Ladies and Gentlemen:

We have acted as counsel to EnLink Midstream, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale, from time to time, pursuant to Rule 415 under the Securities Act, by the Selling Unitholders named in the Registration Statement of up to an aggregate of 15,564,009 common units (the “Common Units”) representing limited liability company interests in the Company.

We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus.

As the basis for the opinion hereinafter expressed, we examined (i) the First Amended and Restated Operating Agreement of the Company dated as of March 7, 2014, as amended to date (the “Operating Agreement”), (ii) the Delaware Limited Liability Company Act (the “Act”), (iii) the Company’s records and documents, (iv) certificates of the Company, certain of its affiliates and public officials, and (v) other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that (1) all signatures on documents examined by us are genuine, (2) all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents, (3) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; and (4) that all Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units are duly authorized, validly issued, fully paid (to the extent required by the Operating Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Act).

This opinion is limited in all respects to the federal laws of the United States of America and the Act, each as in effect on the date hereof.

At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement on the date hereof.  We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement on the date hereof.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.